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                                                                Exhibit 99.1
    Park
  National
Corporation
                                                          N E W S R E L E A S E


December 10, 2004                                         FOR IMMEDIATE RELEASE

                PARK NATIONAL CORPORATION RECEIVES FINAL APPROVAL
                     FOR FIRST FEDERAL BANCORP, INC. MERGER

NEWARK, Ohio -- Park National Corporation (AMEX: PRK) (Park) has received final regulatory approval of the acquisition of First Federal Bancorp, Inc. (First Federal) and its banking subsidiary, First Federal Savings Bank of Eastern Ohio
(FFSB). Banking authorities also approved the merger of FFSB with Park affiliate Century National Bank (Century). Both banks are headquartered in Zanesville, Ohio. The mergers are anticipated to be effective December 31, 2004.

"We are very pleased to have all regulatory approvals in place and expect to move forward as soon as possible. The merger requires a lot of hard work and some changes for everyone involved, but it is wonderful to work with people who have common values, backgrounds and dedications. The coming year will certainly be a great one," said Century President Thomas Lyall.

In August, Park and First Federal announced the signing of an agreement and plan of merger, resulting in the acquisition of First Federal by Park and the merge of FFSB with Century. A couple weeks ago, they announced plans to sell the Roseville office of FFSB to Peoples National Bank, based in New Lexington, following the acquisition. The Federal Reserve Board had encouraged the sale of one banking office to a bank that did not already have a physical presence in Muskingum County, to help maintain banking competition levels in that area.

"This entire process has been going very well for our associates, communities and customers," said First Federal President Bill Plummer. "We are happy to have all the appropriate approvals and a closing date set. It's a very exciting time for the entire First Federal family."

First Federal shareholders will receive $13.25 per share in an all-cash transaction in January.

Century holds approximately $500 million in assets. Following the merger, the bank will have about $750 million.

"Tom Lyall and his team at Century have done an outstanding job leading this transition, " said Park President C. Daniel DeLawder. "Uniting two excellent community banks benefits all our customers in southeastern Ohio."

Park National Corporation, headquartered in Newark, Ohio, is a bank holding company consisting of 14 separate entities, 11 of which are community-based banks. At year-end 2003, it held $5.1 billion in assets. Park National Corporation operates 119 offices in 26 Ohio counties, with more than 100 ATMs. For more information, visit www.parknationalcorp.com.

Media contact:
Bethany White
740.349-3754
bbwhite@parknationalbank.com

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                    Expect A Difference...Park National Bank
                     50 N. Third Street, Newark, Ohio 43055
                            www.parknationalbank.com